Exhibit 99

CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Sr. Vice President and Treasurer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE – FOR IMMEDIATE RELEASE……

1ST CONSTITUTION BANCORP REPORTS RECORD INCOME, UP 10.35%
FOR THE THREE MONTHS ENDED JUNE 30, 2007
AND 11.15% FOR THE FIRST SIX MONTHS OF 2007

CRANBURY NJ – AUGUST 1, 2007……1ST Constitution Bancorp (NASDAQ: FCCY) reported net income of $2.9 million for the first six months of 2007, an increase of 11.15 percent over net income of $2.6 million reported for the corresponding period in 2006. Diluted earnings per share for the six months ended June 30, 2007 were $0.76, an increase of 10.14 percent from the $0.69 per share reported for the first half of 2006. The return on average equity for the first half of 2007 was 16.02 percent and the return on average assets was 1.42 percent. By comparison, the first half of 2006 generated returns on average equity and assets of 17.31 percent and 1.42 percent respectively.

Net income for the second quarter of 2007 reached $1.5 million, representing a 10.35 percent increase in net income over net income of $1.4 million earned during the same period of 2006. Diluted earnings per share were $0.39 for the three months ended June 30, 2007, an increase of 8.33 percent from the $0.36 per share reported for the second quarter of 2006. For the second quarter of 2007, the return on average equity was 16.22 percent and return on average assets was 1.43 percent, as compared to a return on average equity of 17.69 percent and a return on average assets of 1.45 percent for the second quarter of 2006.

Net interest income for the second quarter ended June 30, 2007 was $4.3 million, and $8.8 million for the six months ended June 30, 2007.

Robert F. Mangano, president and chief executive officer, attributed higher earnings for the six months ended June 30, 2006 to continuing momentum across various product lines, primarily relating to the Bank’s lending activities, deposit growth, and the continued generation of non-interest income. Non-interest income increased by $88,000, or 7.31% for the six months ended June 30, 2007 when compared to non-interest income for the six months ended June 30, 2006. Loans increased in all major portfolio categories and overall grew by 6.14 percent, and deposits increased by 10.90 percent for the first six months of 2007, in each case compared to the six months ended June 30, 2006. The deposit increases include the deposits associated with the acquisition of the Hightstown branch banking office, which was accomplished in the latter part of the first quarter of 2007.

At June 30, 2007, total assets reached $428.2 million, an increase of 12.13 percent from total assets of $381.9 million at June 30, 2006.

1ST Constitution Bancorp through its primary subsidiary, 1ST Constitution Bank, operates 11 branch banking offices in Cranbury (2), Jamesburg, Fort Lee, Hamilton, Hightstown, Montgomery, Perth Amboy, Plainsboro, Princeton, and West Windsor.

1ST Constitution Bancorp common stock is traded on the Nasdaq Global Market under the trading symbol “FCCY”. Information about 1ST Constitution Bancorp can be accessed via the Internet at www.1STCONSTITUTION.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1st Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time.

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1ST Constitution Bancorp
Selected Consolidated Financial Data

($ in thousands except per share amounts)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Income Statement Data:
Interest income	$7,446	$6,789	$14,835	$12,942
Interest expense	3,131	2,180	6,062	4,099
Net interest income	4,315	4,609	8,773	8,843
Provision for loan losses	30	170	70	340
Net interest income after prov.for loan losses	4,285	4,439	8,703	8,503
Non-interest income	648	474	1,292	1,204
Non-interest expenses	2,823	3,108	5,844	6,198
Income before income taxes	2,110	1,805	4,151	3,509
Income tax expense	613	448	1,248	897
Net income	$1,497	$1,357	$2,903	$2,612

Balance Sheet Data:
Total Assets			$428,199	$381,883
Loans, including loans held for sale			294,514	277,471
Allowance for loan losses			(3,310)	(2,693)
Investment securities available for sale			82,047	64,660
Investment securities held to maturity			26,528	17,437
Deposits			325,950	293,925
Shareholders' Equity			37,392	31,209

Performance Ratios:
Return on average assets	1.43%	1.45%	1.42%	1.42%
Return on average equity	16.22%	17.69%	16.02%	17.31%
Net interest margin	4.48%	5.33%	4.64%	5.18%
Efficiency ratio	56.9%	61.1%	58.1%	61.7%

Asset Quality:
Loans past due over 90 days and still accruing			$0	$0
Nonaccrual loans			3,494	827
OREO property			0	0
Net charge-offs (recoveries)			(12)	9
Allowance for loan losses to total loans			1.12%	0.97%
Nonperforming loans to total loans, including loans held for sale			1.19%	0.30%

Per Share Data:
Earnings per share - Basic	$0.40	$0.37	$0.78	$0.72
Earnings per share - Diluted	$0.39	$0.36	$0.76	$0.69
Book value per share	-	-	$10.02	$8.69